Exhibit 10.1

Summary of Compensatory Arrangements
for the Named Executive Officers
of  Brown Shoe Company, Inc.

Annual Cash Incentive.  The named executive officers are eligible, under the Company’s Incentive and Stock Compensation Plan of 2002, as Amended and Restated, to receive annual cash incentive (bonus) awards.

Long-Term Incentives. The named executive officers are eligible, under the Company’s Incentive and Stock Compensation Plan of 2002, as Amended and Restated, to participate in the Company’s long-term incentive program involving the award of stock options, restricted stock and performance-based awards.

On March 5, 2008, the Compensation Committee of our Board of Directors granted performance units to these individuals in lieu of performance shares that were granted in prior years.  For the performance period of fiscal 2008-2010, the performance units provide that performance shall be measured by both compound annual sales growth and cumulative earnings per share (as adjusted for non-recurring expenses and recoveries), and that a minimum earnings per share shall be required for any payout.  The Performance Unit awards include a target amount of cash and a target number of our shares, with the maximum payout being two times the target amounts.  Based on the Company’s performance and the resulting calculated payout as a percent of the target level, following the end of the three-year performance period, the cash component will be paid in cash and the stock component will be paid in shares of our stock.

The following table indicates the target cash amount and the target number of our shares for the performance units granted to each of the 2007 named executives:

Name and Title of Executive Officer	Target Cash Amount	Target Shares (#)
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	$425,600	28,000
Mark E. Hood Senior Vice President and Chief Financial Officer	$106,400	7,000
Diane M. Sullivan President and Chief Operating Officer	$296,400	19,500
Joseph W. Wood President, Famous Footwear and Brown Shoe Retail	$106,400	7,000
Gary M. Rich President, Brown Shoe St. Louis - Wholesale	$106,400	7,000

Benefit Plans and Other Arrangements.  The named executive officers are eligible to participate in Company programs available to all employees, including health, disability and life insurance programs, and qualified 401(k) and pension plans.

The named executive officers also participate in an Executive Retirement Plan (SERP), which effectively replaces a benefit that higher-earning employees lose under the tax-qualified pension plan and in certain aspects enhance the benefits in favor of the employees, and each of the named executive officers is a party to a severance agreement which provides benefits upon certain events of termination, including those following a change of control.

The named executives are also eligible to participate in the Deferred Compensation Plan effective January 1, 2008, that allows the participant to defer up to 50% of base salary and up to 100% of other compensation, with deferral only of cash compensation authorized, and with deferral until termination or other date specified date by the participant.

In addition, the named executive officers listed may receive perquisites, including personal use of the corporate aircraft, financial and tax planning services, executive disability, executive physicals and club dues.